UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: September 6, 2012
DATE OF EARLIEST EVENT REPORTED: August 30, 2012

000-53725
(Commission file number)

PEDEVCO CORP.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4125 Blackhawk Plaza Circle, Suite 201
Danville, California 94506
 (Former address of principal executive offices)

(855) 733-2685
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment to the Promissory Notes

On August 30, 2012, PEDEVCO Corp. (the “Company”) entered into the Third Amendment to Senior Secured Promissory Notes (First and Second Tranche) with Centurion Credit Funding, LLC (the “Lender”) (the “Third Amendment to the Promissory Notes”), which amended certain provisions of the Senior Secured Promissory Note (First Tranche) and Senior Secured Promissory Note (Second Tranche) previously entered into with the Lender, each dated February 24, 2011, as previously amended on January 13, 2012 and  May 29, 2012 (together, as amended, the “Promissory Notes”), and as reported on the Current Reports on Form 8-K filed with the Commission on March 2, 2011, January 20, 2012, and May 31, 2012.

The Promissory Notes were amended to provide an extension of the maturity date of such Promissory Notes, which were due as of August 1, 2012, to the earlier of (i) November 30, 2012, or (ii) the date all obligations and indebtedness under such Promissory Notes are accelerated in accordance with the terms and conditions of such Promissory Notes.  Furthermore, the Company agreed to deposit an additional $700,000 as a “repayment deposit”  into the Company’s bank account that is subject to a deposit account control agreement (the “DACA”) entered into by and between the Company and the Lender in order to provide additional security to the Lender for the debt obligations underlying the Promissory Notes, with the DACA being revised to provide that the Lender may not have access to such funds until the maturity date of such Promissory Notes, unless a default or event of default under the Promissory Notes have occurred.  Additionally, the Third Amendment to the Promissory Notes removed the prior prohibition which limited the Lender to converting the Promissory Notes only once every thirty days.

The foregoing description of the Third Amendment to Promissory Notes  is qualified in its entirety by the full text of the document which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1*	Third Amendment to Senior Secured Promissory Notes (First and Second Tranche).

* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Executive Vice President and Chief Financial Officer

Date: September 6, 2012